SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS
FILED PURSUANT TO §240.13d-1(b), (c) AND (d) AND AMENDMENTS
THERETO FILED PURSUANT §240.13d-2

(Amendment No.__)

BITZIO, INC.
--------------------------------------------------------
(Name of Issuer)

COMMON STOCK, $.001 PAR VALUE
---------------------------------------------------------
(Title of Class of Securities)

091751107
-----------------------
(CUSIP Number)

MARCH 9, 2015
-------------------
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

a.	⁭ Rule 13d-1(b)
b.	■ Rule 13d-1(c)
c.	⁭ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 091751107	Page 2 of 6

1.  Name of Reporting Person

    Five Nine Group LLC
------------------------------------------------------------------------------
2.  Check The Appropriate Box if a Member of a Group

    (a)   [ ]
    (b)   [ ]
------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

Florida
------------------------------------------------------------------------------

Number of Shares	5. Sole Voting Power
Beneficially
Owned By Each	300,000,000
Reporting Person	-------------------------------------------
With	6. Shared Voting Power

None
-------------------------------------------
7. Sole Dispositive Power

300,000,000
-------------------------------------------
8. Shared Dispositive Power

None
------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned By Each Reporting Person

     390,561,064
------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     [ ]
------------------------------------------------------------------------------
11. Percent of Class Represented By Amount in Row (9)

     9.9%
------------------------------------------------------------------------------
12. Type of Reporting Person

     OO
------------------------------------------------------------------------------

CUSIP No. 091751107	Page 3 of 6

1.  Name of Reporting Person

    Ryan Reese
------------------------------------------------------------------------------
2.  Check The Appropriate Box if a Member of a Group

    (a)   [ ]
    (b)   [ ]
------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

U.S.A.
------------------------------------------------------------------------------

Number of Shares	5. Sole Voting Power
Beneficially
Owned By Each	300,000,000
Reporting Person	-------------------------------------------
With	6. Shared Voting Power

None
-------------------------------------
7. Sole Dispositive Power

300,000,000
-------------------------------------------
8. Shared Dispositive Power

None
------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned By Each Reporting Person

     390,561,064
------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     [ ]
------------------------------------------------------------------------------
11. Percent of Class Represented By Amount in Row (9)

     9.9%
------------------------------------------------------------------------------
12. Type of Reporting Person

     IN
------------------------------------------------------------------------------

CUSIP No. 091751107	Page 4 of 6

1.  Name of Reporting Person

    Alan Thomas
------------------------------------------------------------------------------
2.  Check The Appropriate Box if a Member of a Group

    (a)   [ ]
    (b)   [ ]
------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

U.S.A.
------------------------------------------------------------------------------

Number of Shares	5. Sole Voting Power
Beneficially
Owned By Each	300,000,000
Reporting Person	-------------------------------------------
With	6. Shared Voting Power

None
-------------------------------------------
7. Sole Dispositive Power

300,000,000
-------------------------------------------
8. Shared Dispositive Power

None
------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned By Each Reporting Person

     390,561,064
------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     [ ]
------------------------------------------------------------------------------
11. Percent of Class Represented By Amount in Row (9)

     9.9%
------------------------------------------------------------------------------
12. Type of Reporting Person

     IN
------------------------------------------------------------------------------

CUSIP No. 091751107	Page 5 of 6

ITEM    1(a)      NAME OF ISSUER:

Bitzio, Inc.

1(b)      ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

9625 Cozycroft Avenue, Suite A, Chatsworth, CA 91311

ITEM    2(a)    NAME OF PERSON FILING:

Five Nine Group LLC
Ryan Reese is a Manager of Five Nine Group LLC
Alan Thomas is a Manager of Five Nine Group LLC

 2(b)   ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

 The address of the principal business office of each reporting person is:

2821 North Ocean Blvd., Suite 604, Fort Lauderdale, FL 33308

                 2(c)   CITIZENSHIP:

    Five Nine Group LLC is a Florida  limited liability company.
Ryan Reese is a citizen of the United States.
Alan Thomas is a citizen of the United States.

                2(d)    TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

                2(e)     CUSIP NUMBER:  091751107

ITEM    3   IF THIS STATEMENT IS FILED PURSUANT TO §§240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)
(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).
(k)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 091751107	Page 6 of 6

ITEM 4.   OWNERSHIP.

The responses to Items 5 through 11 on the cover page of this filing are incorporated by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10.   CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 23, 2015	Five Nine Group LLC

By: /s/ Ryan Reese
Ryan Reese, Manager

/s/ Ryan Reese
Ryan Reese

/s/ Alan Thomas
Alan Thomas